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Exhibit 21.1

Subsidiaries of On Command Corporation

On Command Development Corporation
On Command Video Corporation
SpectraVision, Inc.
Spectradyne International, Inc.
On Command Hong Kong Limited
On Command Australia Pty Limited
On Command (Thailand) Limited
Spectradyne Singapore Pfc Limited
On Command Canada, Inc.
Kalevision Systems, Inc. Canada
Spectradyne International, Inc. Sucursal en Mexico